AGREEMENT

      THIS AGREEMENT is made and entered into as of this 24th day of February, 2005, by and between Interpharm, Inc., having its principal place of business at 75 Adams Avenue, Hauppauge, New York, 11788 ("Interpharm"), and Tris Pharma, Inc. having its principal place of business at 2033 Route 130, Suite D, Monmouth Junction, NJ 08852 ("Tris").

                                    RECITALS

      A. Interpharm is engaged in, among other things, the manufacture and supply of finished drug products;

      B. Tris is engaged in, among other things, research and product development of pharmaceutical liquids;

      C. Interpharm and Tris desire to establish a relationship pursuant to which Tris will transfer technology to Interpharm which it will use to develop and manufacture pharmaceutical liquids; and

      D. Interpharm and Tris desire to establish a relationship pursuant to which they will share the profits, if any, relating to pharmaceutical liquid products.

      In consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, Interpharm and Tris hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1. "ANDA" shall mean the Abbreviated New Drug Application for a Product filed with the FDA by Interpharm, and any supplements thereto.

      1.2 "API" shall mean the active pharmaceutical ingredient for a Product.

      1.3 "Commercially Reasonable" shall mean a party's reasonable efforts and diligence in accordance with its business, legal, medical and scientific judgment, taking into account the competitiveness of the marketplace, the proprietary position of a Product, the regulatory structure involved, the profitability of a Product, and other relevant factors including, without limitation, technical, legal, scientific or medical factors.

      1.4 "Confidential Information" shall mean, with respect to a party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which is disclosed by such party to the other party and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party, including all Product Details and this Agreement. Notwithstanding the foregoing, Confidential Information of a party shall not include information which the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the disclosing party to the other party, (b) to have become publicly known, without fault on the part of the other party, subsequent to disclosure of such information by the disclosing party to the other party, (c) to have been received by the other party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information, (d) to have been otherwise known by the other party prior to disclosure of such information by the disclosing party to the other party, or (e) to have been independently developed by employees or agents of the other party without the use of such information disclosed by the disclosing party to the other party.

      1.5 "Direct Labor and Benefits" shall mean that portion of basic wages, labor and related payroll taxes and employee benefits spent in actual production of a Product which can be identified with or charged to the Product.

      1.5 "FDA" shall mean the United States Food and Drug Administration, and any successor agency thereto.

      1.6 "GMP" shall mean current Good Manufacturing Practices promulgated by the FDA.

      1.7 "Losses" shall mean any liabilities, damages, costs or expenses, including reasonable attorney's fees, incurred by either party which arise from any claim, lawsuit or other action by a third party.

      1.8 "Manufacturing Costs" shall mean, with respect to a Product, the actual cost of manufacturing a Product, including the cost of Materials, Direct Labor and Benefits, and Manufacturing Overhead, all determined in accordance with U.S. Generally Accepted Accounting Principles. Manufacturing Costs shall include, to the extent applicable, the cost to Interpharm of having some portion or all of the Manufacturing Process performed by a third party. Interpharm shall provide Tris with quarterly statements of Manufacturing Costs within sixty (60) days of the end of each calendar quarter.

      1.9 "Materials" means those items that form an integral and direct part of a Product and are necessary for its production, as well as cartons, labels and package inserts.

      1.10 "Manufacturing Overhead" shall include all operating expenses incurred by and in support of the particular manufacturing cost centers, purchasing department and quality assurance operations, with respect to a Product, including indirect labor, related payroll taxes, employee benefits, depreciation, taxes, insurance, rent, repairs and maintenance, supplies, utilities, and factory administrative expenses. The allocable portion of the operating expenses shall be determined by taking the total output of a Product during the applicable period divided by Interpharm's total liquid manufactured products and multiplying the result by the total amount of liquid products manufacturing overhead for the applicable period. Manufacturing Overhead shall exclude selling, general and administrative, research and development, and, to the extent not included by Interpharm in cost of goods sold, interest expenses and all debt service payments of Interpharm.


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

      1.11 "Net Profits" shall mean the gross invoice sales of Product to third parties, less the following deductions:

            1.11.1 Actual Manufacturing Costs and all costs relating to the marketing of a Product (in the case of such marketing costs, not to exceed five percent (5%));

            1.11.2 any statutory or contractual liability for rebates to be paid to any government entity, including but not limited to, rebates to be paid pursuant to Medicaid rebate legislation and state and local government rebate programs;

            1.11.3 cash discounts;

            1.11.4 any adjustments for allowances or credits for returned Product, damaged Product, commercial rebates, promotional allowances given in lieu of price adjustments, chargebacks, shelf stock adjustments, trade discounts or any similar and then customary discounts, credits or adjustments, whether or not such commercial rebates, or trade discounts are paid directly to the customer;

            1.11.5 actual freight, shipping and insurance costs incurred by Interpharm;

            1.11.6 actual bad debts; and

            1.11.7 all costs incurred as the result of any recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Product that is not recovered through insurance or other third-party claim.

      Sales or transfers of Products to affiliates for ultimate use or resale by such persons shall be at prices (or deemed prices) that are consistent with sales made to non-affiliates of the same or a similar business type that make purchases in similar quantities. Similarly, any discounts, adjustments, rebates and allowances given to customers who are affiliates shall be consistent with such adjustments or allowances given to customers who are non-affiliates and are in the same of similar business and make purchases in similar quantities. In addition, if Interpharm enters into an agreement with a third party pursuant to which Interpharm agrees not to market a Product and, in consideration of that agreement, Interpharm receives rights to one or more other products or other monetary or non-monetary consideration, the revenues received by Interpharm from the sales of such other products and the fair market value of any other consideration shall be included in Interpharm's Net Profits with respect to which Tris is entitled to royalties hereunder.

      1.12. "Products" shall mean the pharmaceutical immediate release liquid products developed, manufactured and sold pursuant to this Agreement which are listed, or are to be listed, on Exhibits A, B and C hereto, as amended from time to time.

      1.13. "Product Details" shall mean all properties, specifications and formulations relating to a Product, including specifications and formulations of the API, and all properties, specifications, formulations and manufacturing processes for the finished product necessary for a technology transfer of the Product to Interpharm. Product Details shall also include such advice and counseling regarding information provided by Tris as may be reasonably required by Interpharm.

      1.14 "Pro Rata Payments" shall mean the Total Tris Payments, minus an amount equal to $100,000 times the number of Products and Suspensions for which Product Details have been delivered under this Agreement, minus the Additional Suspension Payments (as defined in Section 2.3.1.1.4 below) for any Suspension for which Product Details have been delivered under this Agreement.

      1.15 "Replacement Products" shall mean the Products that are listed on Exhibit D by Interpharm from time to time, and as may be amended from time to time.

      1.16 "Suspensions" shall mean Products in a liquid suspension form which are designated as such by mutual agreement of the Parties. For the sake of clarity, all Suspensions are Products.

      1.17. "Territory" shall mean the United States of America and its territories and possessions.

      1.18 "Total Tris Payments" shall mean the total payments made by Interpharm to Tris as of a certain date pursuant to this Agreement, other than the Royalty, as defined in Section 3.1, and pre-approved reimbursement of expenses by Interpharm to Tris.

                                   ARTICLE II

                                   COOPERATION

      2.1. Cooperation. Upon and subject to the terms and conditions of this Agreement, Interpharm and Tris shall cooperate with respect to researching, developing, manufacturing and marketing up to twenty-five (25) Products. The selection of such Products shall be made by Interpharm but shall be subject to Tris' consent, which consent shall not be unreasonably withheld.

      2.2 Exclusivity. Tris shall not cooperate with any other person or entity with respect to the manufacture, supply or distribution of a Product in the Territory without the prior written consent of Interpharm during the term of this Agreement. For the avoidance of doubt, Tris may not provide Product Details for a Product to any person or entity outside the Territory if such person or entity intends to, or will sell Products in the Territory. Tris shall take Commercially Reasonable steps to ensure that other parties do not sell Products in the Territory, including, but not limited to, requiring such other parties to agree not to do so and taking Commercially Reasonable actions to enforce such agreements. In the event that Products or Product Details are sold in the Territory in contravention of this Agreement, Tris hereby agrees that it shall pay over to Interpharm the greater of all profits earned with respect to such Products and Product Details or the amount of Interpharm's lost profits as determined by the amount of Products sold in contravention of this Section.

      2.3. The Parties' Responsibilities.

            2.3.1 Interpharm's Responsibilities. Interpharm shall be responsible for:

                  2.3.1.1 Making the following payments to Tris. In the event that Interpharm fails to make any of the following payments, Tris'sole remedy shall be the commencement of an arbitration in accordance with Section 8.2:

                        2.3.1.1.1 $250,000 to Tris upon execution of this Agreement (the "Initial Payment");

                        2.3.1.1.2 $250,000 to Tris within thirty (30) days after delivery of the Product Details for the tenth Product listed on Exhibit A (the "Second Tranche Initial Payment");

                        2.3.1.1.3 $125,000 to Tris within thirty (30) days after delivery of the Product Details for the tenth Product listed on Exhibit B (the "Third Tranche Initial Payment");

                        2.3.1.1.4 $50,000 to Tris upon delivery to Interpharm of the Product Details for a Product; provided, however, that in the event that Product Details for seven Suspensions are delivered to Interpharm, Tris shall receive an additional $30,000 (the "First Additional Suspension Payment") for each Suspension after the seventh (the "Initial Product Detail Fee");

                        2.3.1.1.5 $25,000 to Tris upon Interpharm's filing of an ANDA for a Product, for those products requiring an ANDA, and upon Interpharm's commencement of marketing for a Product which does not require an ANDA; provided, however, that in the event that Product Details for seven Suspensions are delivered to Interpharm, Tris shall receive an additional $10,000 (the "Second Additional Suspension Payment," and together with the First Additional Suspension Payment, the "Additional Suspension Payments") upon the filing of an ANDA or commencement of marketing for each Suspension after the seventh (the "Second Product Detail Fee");

                  2.3.1.2 Selecting the API suppliers (including auditing them) and providing the APIs and, to the extent available, related substances, impurities and technical packages/dossiers of the Products (the "Product Information"), and testing of samples for the microbial samples during development. In the event that the Product Information is not available, Tris may elect not to proceed with the affected Product under this Agreement by giving notice to Interpharm in writing. Upon receipt of notice from Tris, Interpharm shall have the right (i) not to continue with said Product, thereby reducing the number of Products referred to in Section 2.1 by one (1) or (ii) to select a Replacement Product pursuant to the provisions of Section 2.3.3, including Section 2.3.3.1. Should Interpharm elect to reduce the number of Products pursuant to clause (i) of this Section 2.3.1.2, it shall have the right to recover the "Penalty" (as defined in Section 2.3.3.1 below). Any such recovery will be applied against future payments owed to Tris, whether pursuant to Section 2.3.1.1 or Section 3.1, as designated by Interpharm, in its sole discretion.

                  2.3.1.3 Supplying to Tris samples of the branded, and if generic versions of the branded Product are sold commercially, samples of the generic, versions of the Products which Tris is requested to develop.

                  2.3.1.4 filing, obtaining approval of, and maintenance of, any ANDAs for a Product and if required by FDA, conducting the bioequivalence studies and/or or any supplement to its ANDA for a Product. If any other federal or foreign government or regulatory submissions or agreements are required to manufacture a Product in accordance with the ANDAs, Interpharm shall be responsible for completing such submissions and for payment of associated fees;

                  2.3.1.5 obtaining all applicable regulatory state and local approvals for the manufacture of Product, for filing all periodic reports and notifications as required by the regulatory authorities and for instituting and maintaining such stability and sample retention programs as are required by applicable law;

                  2.3.1.6 the manufacturing, supply and marketing of a Product in the event that an ANDA for a Product is necessary and is obtained. Specifically, Interpharm shall manufacture, fill, package, label and warehouse a Product in conformity with GMP, the ANDA and all applicable laws and regulations; provided, however, that if Interpharm determines, in its sole and absolute discretion, that it no longer wishes to manufacture and supply a Product (a "Production Cut-off"), it may cease doing so with no penalty hereunder; in that event, however, Tris shall receive from Interpharm a non-exclusive license to the Product Details for the affected Product and may grant a non-exclusive sub-license to the Product (including all dossiers with respect thereto) which is subject to the Production Cut-off, with all rights to such Product and Product details continuing to be owned by Interpharm;

                  2.3.1.7 by the earlier of (i) the three hundredth day following the execution of this Agreement and (ii) the date of submission by Tris of Product Details for the tenth (10th) Product listed on Exhibit A, delivery of a definitive list (the "Second Ten Product List") of the second ten
(10) Products for which Interpharm desires Product Details to be provided by Tris pursuant to this Agreement; upon the consent by Tris to such Products (which consent shall not be unreasonably withheld), such Products or alternative Products agreed to between Interpharm and Tris shall be listed on Exhibit B and incorporated herein (the "Second Ten Products"); and

                  2.3.1.8 by the thirtieth (30) day after delivery of the Product Details for the last of the Second Ten Products, delivery of a definitive list of the last five (5) Products for which Product Details are to be provided by Tris pursuant to this Agreement and which shall be listed on Exhibit C and incorporated herein (the "Last Five Products"); and

                  2.3.1.9 performing an analysis of all Products to determine whether a Product will infringe on the intellectual property of another party (an "IP Analysis"). Interpharm shall perform an IP Analysis within sixty (60) days of receipt from Tris of the Product Details for a Product. In the event that Interpharm believes within the sixty (60) day period that a Product, as formulated in the Product Details, infringes the intellectual property of another party, it shall provide written notice to Tris. Tris shall thereupon advise Interpharm as to whether it agrees with Interpharm's position. If (i) Tris does agree with Interpharm, or (ii) if it does not, but Interpharm, acting in good faith, remains convinced, after hearing Tris' arguments, that the Product infringes, the parties shall meet in good faith to decide on a course of action. In the event that the parties are unable to agree on a reformulation plan for the Product so as not to infringe on the intellectual property of another party, Interpharm shall select a Replacement Product with the consent of Tris, such consent not to be unreasonably withheld. In the event that Interpharm selects a Replacement Product, all rights to the original Product shall revert exclusively to Tris.

            2.3.2 Tris's Responsibilities. Tris shall be responsible for:

                  2.3.2.1 providing Product Details for the ten (10) Products listed on Exhibit A on the dates set forth therein, the first five of which (the "First Set of Five Products") shall be delivered within six months of the date that Interpharm provides the API, and to the extent available, Product Information for the last of the First Set of Five Products pursuant to Section
2.3.1.2 of this Agreement and the next five of which (the "Second set of Five Products") shall be delivered thereafter within six months following the date that Interpharm provides the API, and to the extent available, Product Information for the last of the Second Set of Five Products, in each case, pursuant to Section 2.3.1.2 of this Agreement. If the terms and conditions of this Agreement are met with respect to said Products, Tris shall also provide the Product Details for the Second Ten Products, the first five of which (the "Third set of Five Products") shall be delivered within six months of Tris' receipt of the Second Tranche Initial Payment and the next five of which (the "Fourth Set of Five Products") shall be delivered within the following six months; provided, however, that Tris shall provide definitive delivery dates for each of the Second Ten Products within sixty (60) days of receipt from Interpharm of the Second Ten Products List.

                  2.3.2.2 providing Product Details for the Last Five Products listed on Exhibit C within the six months following Tris's receipt of the Third Tranche Initial Payment;

                  2.3.2.3 providing any and all Product Details in the form that may be necessary or required to manufacture a Product, market a Product, obtain an ANDA for a Product, if an ANDA is necessary, for any step necessary in obtaining an ANDA and as may be reasonably requested by Interpharm;

                  2.3.2.4 payment of all costs for research and development and developing the Product Details with respect to a Product, other than the costs of obtaining an ANDA; and

                  2.3.2.5 delivery of the final process and formulation for each Product within five (5) months of the commencement of development of the Product and prior to delivery of the Product Details for a Product.

            2.3.3 Replacement Products. With the written consent of Tris, such consent not to be unreasonably withheld, Interpharm may substitute one of the Replacement Products for any Products listed on Exhibit A, B or C at any time prior to Tris commencing formulation for a Product listed on Exhibit A, B or C.

                  2.3.3.1 In the event that Tris withholds consent for more than two (2) Replacement Products for any one (1) Product, Interpharm shall have the right not to continue with said Product, thereby reducing the number of Products referred to in Section 2.1 by one (1). In the even that Interpharm exercises its rights under this Section 2.3.3., it shall have the right to recover any amounts paid to Tris under Section 2.3.1.1.4 and 2.3.1.1.5 above, and a pro rata portion of any payment made to Tris under Section 2.3.1.1.1, 2.3.1.1.2 or Section
2.3.1.1.3 above (the "Penalty"). Any such recovery will be applied against future payments owed to Tris, whether pursuant to Section 2.3.1.1 or Section 3.1, as designated by Interpharm, in its sole discretion.

                                   ARTICLE III

                     ROYALTIES, EXPENSE RECOVERY AND BREACH

      3.1. Royalties. Upon the commencement of Interpharm's sale of each Product, under this Agreement, Tris shall be entitled to receive 10% of the Net Profits for each Product, and an additional 2% of Net Profits for each Suspension after the seventh Suspension for which Product Details have been delivered under this Agreement (the "Royalty"). Within ten (10) business days of the end of each month, Interpharm shall provide to Tris a calculation of the Royalty based on monies actually collected and received by it (the "Royalty Statement") along with payment in the amount of the Royalty. In the event that Interpharm fails to deliver a Royalty Statement for any month, Tris shall provide a written notice of such non-delivery to Interpharm after which it shall have an additional five (5) business day to provide the Royalty Statement. With respect to any breaches or disputes that arise pursuant to this Section, Tris's sole remedy shall be the commencement of an arbitration pursuant to Section 8.2.

      3.2 Expense Recovery. Interpharm shall be entitled to recover from Tris the Initial Payment, Second Tranche Initial Payment, the Third Tranche Initial Payment, all Initial Product Detail Fees and all Second Product Details Fees paid hereunder (collectively the "Interpharm Recovery") by offsetting the Royalty as set forth below.

            3.2.1 Offset . During the term of this Agreement, Interpharm may offset the Interpharm Recovery against the Royalties to be paid hereunder by up to 33% of the Royalties to be paid at any given time until such time as Interpharm has offset Royalties in such amount necessary to obtain the full amount of the Interpharm Recovery.

      3.3 Breach. The following clauses contain provisions for certain breaches of this Agreement. The parties hereby agree that they shall not constitute an exclusive list of all possible breaches of this Agreement for which there shall be a remedy to the aggrieved party.

            3.3.1 Failure of Timely Delivery. With respect to any of the First, Second, Third, Fourth or Last Set of Five Products (each a "Set of Products"), in the event that Tris fails to deliver Product Details for any one Product by a date set forth on Exhibit A, B or C (the "Product Deadline"), Tris shall have an additional ninety (90) days to deliver the Product Details (the "Cure Period"). In the event that Tris fails to deliver the Product Details by the end of the Cure Period, Interpharm may, at its option, (i) allow Tris additional time so that the Product Details may be delivered during the following six-month period with the Product Details for the next Set of Products or (ii) select a Replacement Product, in accordance with the provisions of Section 2.3.3.1 above, and the Product Details for which shall be delivered during the following six-month period with the Product Details for the next Set of Products. In the event that Tris fails to deliver the Product Details for more than one (1) Product in any Set of Products by the Product Deadline, Interpharm may immediately terminate this Agreement and Tris shall repay the Total Tris Payments minus the Pro Rata Payments within thirty (30) days of written notice of such termination (the "Breach Penalty"). In the event that Tris fails to repay the Total Tris Payments, Interpharm may offset the Royalty as necessary to recover it, along with interest at a rate equal to the greater of, the prime rate plus 3%, or 7% (the "Interest Penalty").

            3.3.2 Failure of Stability Testing. With respect to any Set of Products, in the event that a Product for which Product Details have been delivered fails stability testing by Interpharm, Tris shall have ninety (90) days to provide new Product Details, or, at Interpharm's option, Product Details for a Replacement Product selected by Interpharm. If Tris fails to provide the new Product Details within the ninety (90) day period, Interpharm may, at its option, (i) allow Tris additional time so that the Product Details may be delivered during the following six-month period with the Product Details for the next Set of Products or (ii) select a Replacement Product, the Product Details for which shall be delivered during the following six-month period with the Product Details for the next Set of Products. In the event that more than one
(1) product in a Set of Products fails stability testing, this Agreement shall terminate and Tris shall pay to Interpharm the Breach Penalty, and, if applicable, the Interest Penalty.

                  3.3.3 Failure to Market.

                        3.3.3.1 For Products for which a bioequivalency study is required, in the event that after the later of (i) twelve (12) months of delivery of the Product Details for a Product, or (ii) July 31, 2006, Interpharm fails to file an ANDA or fails to market a Product for which no ANDA is required, and Tris has fully complied with this Agreement with respect to such Product, Interpharm shall pay to Tris the Second Product Detail Fee for the Product.

                        3.3.3.2 For Products for which no bioequivalency study is required, in the event that after the later of (i) six (6) months of delivery of the Product Details for a Product or (ii) January 31, 2006, Interpharm fails to file an ANDA or fails to market a Product for which no regulatory approval is required, and Tris has fully complied with this Agreement with respect to such Product, Interpharm shall pay to Tris the Second Product Detail Fee for the Product.

                                   ARTICLE IV

                       FURTHER OBLIGATIONS OF THE PARTIES

      4.1. Regulatory File Maintenance. Interpharm shall be solely responsible for maintaining the ANDA and all other applicable FDA approvals and registrations to permit the sale of Product.

      4.2. Facility Qualification. Interpharm shall take all Commercially Reasonable actions to qualify (and thereafter to maintain qualification of) the facility (or facilities) at which Interpharm will manufacture Product hereunder, as required under applicable law.


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

      4.3. Adverse Reactions; Recall. In the event Interpharm believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to a Product (a "Recall"), Interpharm shall have sole discretion to make all decisions with respect to such events. Any and all costs related to a Recall shall be borne by Interpharm.

      4.4 Audit Rights Tris shall have the right at any time and from time to time to nominate a firm of independent certified public accountants to have access to the financial records of Interpharm relating to Products to verify, at Tris' expense, Net Profits. In the event that the auditing accountant finds that Interpharm's calculation of Net Profits, varies from the actual amounts by more than five percent (5%), Tris shall provide Interpharm with notice of the variance. Interpharm shall have thirty (30) days from the receipt of such notice to analyze the variance. At the conclusion of the thirty (30) day period, Interpharm shall either (i) pay the cost of that audit and any monies owed as a result of the variance with interest at five percent (5%) per annum on such amount for the period of time that the variance existed or (ii) provide Tris written notice of any disagreement with Tris' position (the "Interpharm Notice"). In the event that Tris disagrees with the Interpharm Notice, then Tris's sole remedy shall be commencement of an arbitration in accordance with
Section 8.2.

      4.5 Project Management Committee. Promptly after the Parties enter into this Agreement, they will form a Project Management Committee ("PMC") comprised of an equal number of representatives of each of Interpharm and Tris. The PMC shall meet on a quarterly basis or at such other frequency as the PMC agrees to discuss issues that may arise and make suggestions to the management of Tris and Interpharm. The PMC shall also discuss the status of each Product through approvals and marketing for the purpose of keeping each Party, as applicable, apprised of such status. The Parties hereby agree that the PMC shall have no power or ability to bind either Party and its role is purely advisory.

                                    ARTICLE V

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      5.1. Representations and Warranties by each Party. Each Party hereby represents and warrants to the other party as follows:

            5.1.1 Corporate Existence. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

            5.1.2 Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

            5.1.3 No Conflict. The execution and delivery of this Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any material contractual obligation of such party.


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

      5.2 Additional Representations, Warranties and Covenants by Tris. Tris hereby represents, warrants and agrees with Interpharm that all Product Details provided to, and to be provided to Interpharm, are and will be true and accurate in all respects and will include use of only pharmaceutically accepted products listed in the IIG Guide or GRAS (Generally Recognized as Safe) products.

                                   ARTICLE VI

                                OTHER AGREEMENTS

      6.1. Ownership of Intellectual Property Rights. Tris hereby grants to Interpharm a license to use all technology, discoveries, patent applications, patents, ANDAs, know-how and inventions relating to a Product or any Product Details for a Product (the "License"). Interpharm may use or exploit the License for any purpose whatsoever; provided, however, that to the extent Interpharm exercises its right to use the License for any Tris patented technology or process for a product not covered by this Agreement, Interpharm shall pay to Tris $100,000 at the time that it files an ANDA for the product and Tris shall have no rights whatsoever therein.receive a royalty of 10% of the Net Profits for such product, payable in accordance with the provisions of this Agreement, which shall be subject to the offset provision contained in Section 3.2.1.

                                   ARTICLE VII

                      CONFIDENTIALITY AND PUBLIC DISCLOSURE

      7.1. Confidentiality. Except for literature and information intended for disclosure to customers, and except as may be required to obtain government approval to manufacture, sell or use a Product, or as may be required under applicable federal securities laws, each Party will treat as confidential the Confidential Information, and will take all necessary precautions to assure the confidentiality of such information. Each party agrees to return to the other party upon the expiration or termination of this Agreement all Confidential Information acquired from such other party, except as to such information it may be required to retain under applicable law or regulation, and except for one copy of such information to be retained by such party's legal department or outside counsel. Neither Party shall, during the period of this Agreement or for five (5) years thereafter, without the other party's express prior written consent use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each Party, prior to disclosure of such Confidential Information to any employee, consultant or advisor shall ensure that such person is bound in writing to observe the confidentiality provisions of this Agreement. The obligations of confidentiality shall not apply to information that the receiving party is required by law or regulation to disclose, provided however that the receiving party shall so notify the disclosing party of its intent and cooperate with the disclosing party on reasonable measures to protect the confidentiality of the information.

      7.2. Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgment of a Party, to comply with applicable laws, no announcement, news release, public statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party's performance hereunder will be made without the other Party's prior written approval, which approval shall not be unreasonably withheld. The Parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release by each is made contemporaneously.


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

                                  ARTICLE VIII

                      TERM; ARBITRATION OF CERTAIN DISPUTES

      8.1. Term. Unless sooner terminated as provided in this Agreement, in the event that Interpharm obtains an ANDA for any Products, the term of this Agreement shall be for the same term that the last remaining ANDA for a Product that is valid and in effect.

      8.2 Arbitration Procedure. The Parties hereby agree that only Sections 2.3.1.1, 3.1 and 4.4 of this Agreement shall be subject to arbitration. Any arbitration shall be conducted in accordance with the following provisions:

            8.2.1 Any Party seeking to commence an arbitration hereunder shall send a written notice providing the facts underlying the potential arbitration to the other Party. The Parties shall then make a good faith effort to settle the dispute. In the event that the dispute is not settled within thirty (30) days of delivery of the notice, the Party that delivered the notice may commence an arbitration hereunder;

            8.2.2 Arbitrations shall be conducted in accordance with the Commercial Rules of the American Arbitration Association ("AAA") by three arbitrators at a AAA facility in New York City;

            8.2.3 The costs of the arbitration and of the Parties in conducted the arbitration, including reasonable attorneys' fees, shall be borne by the losing Party;

            8.2.4 Upon and after the submission of any dispute to arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement;

            8.2.5 Any arbitration award rendered in accordance with the provisions of this Section 8.2 shall be final and binding upon the concerned Parties, and the Parties further agree that such award may be enforced by any court having jurisdiction over the Party against which the award has been rendered or the assets of such Party wherever the same may be located. The arbitrators shall be instructed that any such arbitration shall be completed and an arbitration award issued within three (3) months following the commencement thereof.

            8.2.6 Liquidated Damages. In the event that Interpharm fails to pay a final arbitration award in favor of Tris within thirty (30) days of the rendering of the final award, Interpharm shall pay to Tris liquidated damages of $20,000 in addition to the award. The Parties acknowledge and agree that the sums payable hereunder are liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by Tris is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by Tris in the event that a final arbitration award is not paid promptly, and (iii) the Parties are sophisticated business parties and have been represented by sophisticated and able legal counsel and negotiated this Agreement at arm's length.

                                   ARTICLE IX

                                 INDEMNIFICATION

      9.1 Indemnification.

            9.1.1 Tris Indemnification. Tris agrees to indemnify, defend and hold Interpharm harmless from and against any Losses resulting from or arising out of the execution by Tris of this Agreement, the performance or breach by Tris of its representations, warranties, covenants or obligations under this Agreement, failure by Tris to take any action required to be taken by it (and not by Interpharm) hereunder, at law or otherwise, or its negligence or willful misconduct in the performance of its obligations hereunder.

            9.1.2 Interpharm Indemnification. Interpharm agrees to indemnify, defend and hold Tris harmless from and against any Losses resulting from or arising out of (i) Interpharm's breach of its representations, warranties, covenants or obligations under this Agreement, (ii) any act of Interpharm or failure by Interpharm to take any action required to be taken by it (and not by Tris) hereunder, at law or otherwise, (iii) infringement on the intellectual property of a third party, or, subject to Tris's performance of Section 5.2,
(iv) any injuries caused by (a) the manufacture, storage, packaging, handling, marketing or distribution of a Product, or (b) the failure to warn of the risks associated with a Product.

            9.1.3 A Party seeking indemnification ("Indemnified Party") shall notify, in writing, the other party ("Indemnifying Party") within fifteen (15) days from the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified party hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.1. Independent Contractor. It is understood that each Party is acting as an independent contractor for its own account and this Agreement does not establish a joint venture, agency, partnership or employer/employee relationship between the Parties. Neither Party shall have authority to conclude contracts or otherwise to act for or bind the other Party in any manner.

      10.2. Notices. All notices or other communications given pursuant hereto by one party hereto to the other party shall be in writing and deemed given (a) when delivered by messenger, (b) when sent by telecopier, (with receipt confirmed), (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (d) five days after being mailed in the U.S., first-class postage prepaid, registered or certified, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

      If to Tris, to it at:

      Tris Pharma, Inc.
      2033 Route 130, Suite D, Monmouth Junction, NJ 08852

      Attention: Ketan Mehta

      Phone: 732-940-2800; Fax: 732-940-2855

      If to Interpharm, to it at:
      Interpharm, Inc.
      75 Adams Avenue
      Hauppauge, New York, 11788
      Attention: Mr. Bob Sutaria
      Facsimile: (631) 952-9587

      with a copy to:

      Guzov Ofsink Flink, LLC
      600 Madison Avenue, 22nd Floor
      New York, New York  10022
      Facsimile: (212) 688-7273

      10.3. Assignment. Neither Party shall, without the prior written consent of the other Party having been obtained, assign or transfer this Agreement to any person or entity, in whole or in part, provided that, each Party may assign or transfer this Agreement to any affiliate or to any successor by merger of such Party, or upon a sale of all or substantially all of such Parties assets, provided that such assigning Party shall remain liable for its obligations hereunder. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

      10.4. Severability. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and the Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either party, the Parties shall attempt to renegotiate such provision in good faith.

      10.5. Entire Agreement. This Agreement attached hereto contain the sole and entire agreement and understanding of the parties hereto and their respective affiliates and representatives related to the subject matter hereof and supersede all oral or written agreements concerning the subject matter made prior to the date of this Agreement.

      10.6. Amendment; Waiver. This Agreement cannot be amended, changed, modified or supplemented orally, and no amendment, change, modification or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by Interpharm and Tris, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the party to be charged therewith. The failure of either Party to enforce, at any time, or for any period of time, any provision hereof or the failure of either Party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that party's right to enforce such provision or exercise such option. No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

      10.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as though made and to be fully performed therein without regard to conflicts of laws principles thereof.

      10.8. Force Majeure.

            10.8.1 The obligations of the either Party hereunder shall be suspended during the time and to the extent that such Party is prevented from complying therewith due to any event or circumstances beyond the control and without the fault or negligence of that Party so affected (which circumstance is hereinafter referred to as "Force Majeure") including but not limited to accidents, perils of navigation, floods, fire, storms, earthquakes, lockouts, explosion, hostilities, war (whether declared or undeclared), civil disturbances, order or acts of any government, whether de jure or de facto or any official purporting to act under authority of any such government, illegality arising from domestic or foreign laws or regulations, insurrections, quarantine or custom restrictions, strikes, lockouts, or other labor difficulty at the parties, or acts of God or other similar events beyond the reasonable control of Interpharm or Tris resulting in hindrance of the performance by either Party of its respective obligations hereunder.

            10.8.2 As soon as possible after being affected by a Force Majeure circumstance, the Party so affected shall furnish to the other party all particulars of the Force Majeure and the manner in which its performance is thereby prevented or delayed. The Party whose obligations hereunder have been suspended shall promptly and diligently pursue appropriate action to enable it to lift the Force Majeure situation, except that party shall not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to its wishes. In the event that a Force Majeure circumstance is not resolved within ninety (90) days the other Party may immediately terminate this Agreement.

      10.9. Singular and Plural Forms. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall denote the singular form, as in each case the context may require.

      10.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

      10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

      10.12 Arbitration. Only disputes arising under Sections 2.3.1.1, 3.1 and
4.4 of this Agreement shall be arbitrable. The Parties hereby agree that any other dispute arising under this Agreement shall not be submitted for arbitration and shall not be arbitrable.

      IN WITNESS WHEREOF, the parties have caused this Manufacturing and Supply Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                       INTERPHARM, INC.


                                       By:  /s/ Bob Sutaria
                                           -------------------------------------
                                           Bob Sutaria, President


                                       TRIS PHARMA, INC.


                                       By:  /s/ Katan Mehta
                                           -------------------------------------
                                           Ketan Mehta, CEO and President